Exhibit 99.1

CapitalSouth Bancorp Announces First Quarter 2008 Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--CapitalSouth Bancorp (NASDAQ-GM: CAPB), the bank holding company for CapitalSouth Bank, today announced earnings of $0.08 per diluted share for the first quarter ended March 31, 2008. During the quarter, the Company continued to face challenges from further weakening in the economy. Many of the loans identified in the latter half of 2007 as problem credits, which the Company provided for in the allowance for loan losses in 2007, migrated into non-performing status during the first quarter of 2008. Accordingly, the Company is reflecting increased non-performing loans and charge-offs over the prior year and fourth quarter. The Company continues to maintain a higher allowance for loan losses, reflective of the deterioration in the general market conditions and its impact on the credit quality of the Company's loan portfolio.

Key points of the Company's first quarter results included:

  Earnings per diluted share of $0.08 for the first quarter of 2008, an increase over the fourth quarter 2007 loss and below $0.23 per diluted share reported first quarter last year;
  Total assets for the first quarter of 2008 increased 49.67% over the first quarter of 2007, but declined 1.41% from the fourth quarter of 2007;
  Total loans, including loans held for sale of $616,354,000 for the first quarter of 2008, increased over first quarter 2007 balances of $384,708,000, but declined from the fourth quarter of 2007 balances of $629,530,000;
  Total deposits increased from $444,722,000 in the first quarter of 2007, and $593,344,000 in the fourth quarter of 2007 to $596,057,000 for the quarter ended March 31, 2008;
  Non-performing assets of $35,100,000 or 5.68% of period-end loans and other real estate, up from $17,430,000 or 2.79% in the fourth quarter of 2007 and $2,404,000 or 0.62% in the year-earlier quarter;
  The allowance for loan losses, as a percentage of period-end loans, was 1.44% at March 31, 2008, compared with 1.43% at December 31, 2007, and 1.16% at March 31, 2007; and
  Annualized net charge-offs, as a percentage of average loans were 0.49% in the first quarter of 2008 compared with net charge-offs of 0.29% in the fourth quarter of 2007 and 0.00% in the first quarter of 2007.

The Company also announced that its Board of Directors has suspended the quarterly cash dividend to preserve the Company's retained capital. The Company continues to evaluate its options for bringing the Company's total risk based capital ratio to a well capitalized status. All other capital ratios meet the regulatory guidelines for well capitalized status.

Commenting on the announcement, W. Dan Puckett, Chairman and Chief Executive Officer, said, "We are disappointed with the further increase in non-performing assets during the first quarter and its effect on our earnings. The impact included both continued provision for loan losses this quarter above historical levels, as well as significant erosion in our net interest margin in large part due to the reversal of interest income on loans now classified as non-accrual. From the outset, we have been aggressive in preparing for the challenges of a continued weak economy by indentifying problem loans quickly, providing for the potential loss exposure in our allowance for loan losses and forming a special assets group to deal exclusively with loan workouts."

Puckett noted that higher levels of non-performing loans reflect general softness in residential real estate across the Company's four markets, with much of the first quarter increase attributable to loans acquired in connection with the September 2007 purchase of Monticello Bancshares. Approximately one-fourth of the Company's loan portfolio was originated in the Jacksonville offices, including the former Monticello offices, as of March 31, 2008; however, these Jacksonville-originated loans accounted for about 60% of total period-end non-performing loans.

In terms of product lines, residential acquisition and development, builder and lot loans comprised approximately 17% of the Company's loan portfolio at the end of the first quarter of 2008, but accounted for 58% of total non-performing loans. The Company has 41% of its portfolio in commercial real estate, construction and acquisition and development loans, but these loans only represent 21% of the total non-accruals.

During the first quarter, non-performing assets increased to $35,100,000 or 5.68% of period-end loans and other real estate, up from $2,404,000 or 0.62% in the year-earlier quarter and from $17,430,000 or 2.79% in the fourth quarter of 2007. The increase reflects rapidly deteriorating economic conditions and growing weakness in the residential real estate sector across the Company's markets since the latter half of 2007. At March 31, 2008, 94% of the Company's non-performing loans were secured by real estate. In evaluating the adequacy of the allowance for loan losses, the Company obtained updated external appraisals on many of the properties underlying the non-performing loans or performed internal valuations based on current market conditions. The Company recorded annualized net charge-offs, as a percentage of average loans, of 0.49% in the first quarter of 2008 compared with net charge-offs of 0.00% in the first quarter of 2007 and 0.29% in the fourth quarter of 2007.

Commenting on the increase in non-performing assets experienced since the fourth quarter, Puckett added, "The rising level of non-performing loans reflects a progression from past due loans on classified status to an assessment that the future collection of the past due interest is in question and, accordingly, that the accrual should be suspended, rather than newly identified problem credits. The Company identified many of these credits in the third and fourth quarter as problem credits and provided additional reserves to cover any anticipated principal losses with the significant provisions made in those quarters. We know the months ahead remain uncertain as current macroeconomic pressures beyond our control will play a key role in the eventual duration and depth of the real estate downturn. Nevertheless, we remain resolute in our efforts to proactively address the issues in our loan portfolio and strengthen our balance sheet."

Puckett also pointed out positive highlights of the first quarter compared with the prior-year period, including significantly higher levels of assets, loans and deposits, reflecting primarily the impact of the Company's Monticello acquisition. Also, due in part to the acquired operations of two Monticello branches in Jacksonville and its mortgage origination business, along with the Company's opening of two additional branches in the first quarter of 2008, CapitalSouth's income and expense levels were generally higher this year versus the same quarter last year. "While we do not underestimate the immediate obstacles we face, we are pleased with other aspects of our business, particularly the contribution of the branches and operations we acquired from Monticello, which have helped significantly increase our footprint in the Jacksonville market and expand our sources of non-interest income," Puckett said.

Net interest income for the first quarter of 2008 increased 20% to $4,748,000 from $3,954,000 in the year-earlier period, reflecting primarily an increase in interest-earning assets due to the Monticello acquisition. Net interest margin declined 76 basis points in the first quarter to 2.74% versus 3.50% in the same quarter last year and was down 40 basis points from 3.14% in the fourth quarter of 2007. Ongoing margin compression reflected primarily the impact of a rise in non-performing loans as well as recent rate cuts by the Federal Reserve totaling 200 basis points, which affected the Company's loan yields more rapidly than its funding costs. Management believes margin pressure will continue throughout 2008 due to the impact of non-performing loans and because reductions in deposit pricing are expected to lag declining asset yields as deposit market conditions remain highly competitive.

During the first quarter of 2008, CapitalSouth's provision for loan losses increased to $658,000 versus $136,000 in the year-earlier quarter, but was down from $2,130,000 in the fourth quarter of 2007. The allowance for loan losses, as a percentage of period-end loans, was 1.44% at March 31, 2008, compared with 1.16% at March 31, 2007, and 1.43% at December 31, 2007.

Non-interest income for the first quarter increased 68% to $1,201,000 versus $717,000 in the year-earlier period, due primarily to higher income from deposit service fees, gains on sales of investment securities, and income from to the Bank's newly acquired mortgage division in the form of gains on sales of mortgage loans. These gains offset lower investment banking income and income from Business Capital Group loans.

Non-interest expense for the first quarter increased 39% to $4,932,000 from $3,547,000 in the same period last year, reflecting the impact of new employees added from the Monticello acquisition as well as the Company's opening of additional offices in both Jacksonville and Huntsville, higher occupancy costs associated with the addition of a total of four branches since March 31, 2007, and expenses associated with an increase in other real estate owned.

For the first quarter of 2008, the Company reported significantly higher levels of assets, loans and deposits, with virtually all of the increases being attributable to the September 2007 acquisition of Monticello Bancshares. Total assets at March 31, 2008, were $756,662,000, representing a 50% increase from $505,558,000 at March 31, 2007. The Company's loan portfolio totaled $611,256,000 at the end of the first quarter of 2008, up 59% from $384,708,000 at March 31, 2007. Deposits increased 34% to $596,057,000 at quarter's end versus $444,722,000 at March 31, 2007. Stockholders' equity at March 31, 2008, totaled $46,997,000, up 12% from $42,033,000 at March 31, 2007. Book value per share was $11.31 at March 31, 2008, versus $14.07 a year ago, with the decline primarily reflecting the impact of the Company's goodwill impairment charge recorded in the fourth quarter of 2007. Tangible book value per share declined to $8.78 per share at March 31, 2008, from $13.64 at March 31, 2007, reflecting an increase in average shares outstanding.

CapitalSouth Bancorp is a bank holding company operating 12 full-service banking offices through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville, and Montgomery, Alabama, and Jacksonville, Florida, as well as a mortgage origination office through Mortgage Lion, Inc., a wholesale mortgage origination operation based in Fitzgerald, Georgia. CapitalSouth Bank targets small to medium-sized businesses in the markets it serves. CapitalSouth Bank also operates "Banco Hispano," providing financial services to the growing Latino community. CapitalSouth Bank offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through our full-service offices. CapitalSouth Bank also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.

This press release contains "forward-looking" statements as defined by the Private Securities Litigation Reform Act of 1995, which are based on CapitalSouth's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.

CapitalSouth Bancorp
Summary Unaudited Financial Information
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Interest income	$11,641	$8,679
Interest expense	6,893	4,726
Net interest income	4,748	3,953
Provision for loan losses	658	136
Net interest income after provision for loan losses	4,090	3,817
Noninterest income	1,201	717
Noninterest expense	4,932	3,547
Net income before provision for income taxes	359	987
Provision for income taxes	37	280
Net income	$322	$707
Net income per share
Basic	$0.08	$0.24
Diluted	$0.08	$0.23

Weighted average shares outstanding
Basic	4,151	2,981
Diluted	4,151	3,016

	March 31,
	2008	2007
Total assets	$756,662	$505,558
Loans	611,256	384,708
Allowance for loan losses	(8,787)	(4,467)
Net loans	602,469	380,241
Interest-bearing deposits	533,548	383,242
Noninterest-bearing deposits	62,509	61,480
Total deposits	596,057	444,722
Stockholders' equity	46,997	42,033
Book value per share	11.31	14.07
Tangible book value per share	8.78	13.64

Unaudited supplemental financial information for the three months ended March 31, 2008 and 2007, may be obtained by following this link: http://www.irinfo.com/CAPB/CAPB1Q08btu.pdf.

CONTACT:
CapitalSouth Bancorp
W. Dan Puckett, Chief Executive Officer
205-870-1939
or
Flake Oakley, IV, President
334-395-7925
or
Carol Marsh, Chief Financial Officer
205-870-1939

CAPITALSOUTH BANCORP AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2008 and 2007
(Unaudited)

Assets	2008	2007

Cash and cash equivalents	$9,906,118	$7,023,143
Federal funds sold	146,295	14,958,241
Cash and cash equivalents	10,052,413	21,981,384
Securities available–for–sale	45,851,078	46,037,957
Securities held–to–maturity, fair value of $34,409,475 and $32,147,362 at March 31, 2008 and 2007, respectively	33,900,227	32,800,511
Federal Home Loan Bank stock	5,141,500	1,229,800
Federal Reserve Bank stock	2,256,702	905,450
Loans held-for-sale	5,098,445	-
Loans	611,255,965	384,708,273
Allowance for loan losses	(8,786,908)	(4,467,539)
Net loans	602,469,057	380,240,734
Premises and equipment, net	20,558,195	10,653,347
Goodwill	9,645,871	1,275,905
Other intangibles, net	868,839	-
Bank–owned life insurance	4,768,121	4,599,931
Other assets	16,051,920	5,833,325
Total assets	$756,662,368	$505,558,344

Liabilities and Stockholders’ Equity
Deposits:
Interest–bearing	$533,547,715	$383,242,076
Noninterest–bearing	62,508,963	61,480,022
Total deposits	596,056,678	444,722,098
Federal funds purchased	48,657,040	-
Borrowed funds	34,004,976	6,000,000
Repurchase agreements	574,875	827,158
Subordinated debentures and other long-term notes payable	23,644,368	7,733,000
Other liabilities	6,727,212	4,243,441
Total liabilities	709,665,149	463,525,697
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 500,000 shares; issued and outstanding none	-	-
Common stock, $1 par value. Authorized 7,500,000 shares at March 31, 2008 and 2007; issued 4,238,528 and 3,072,966 shares at March 31, 2008 and 2007, respectively; outstanding 4,153,698 and 2,988,136 shares at March 31, 2008 and 2007, respectively	4,238,528	3,072,966
Treasury stock, at cost, 84,830 shares at March 31, 2008 and 2007	(1,255,060)	(1,255,060)
Paid–in surplus	45,858,501	26,295,287
(Accumulated deficit) retained earnings	(2,281,312)	14,291,814
Accumulated other comprehensive income (loss), net	436,562	(372,360)
Total stockholders’ equity	46,997,219	42,032,647
Total liabilities and stockholders’ equity	$756,662,368	$505,558,344

CAPITALSOUTH BANCORP AND SUBSIDIARIES
Consolidated Statements of Income
For the Three Months Ended March 31, 2008 and 2007
(Unaudited)

	2008	2007
Interest income:
Interest and fees on loans	$10,630,703	$7,707,814
Interest on securities	907,762	851,208
Interest on other earning assets	102,808	120,657
Total interest income	11,641,273	8,679,679
Interest expense:
Interest on deposits	5,627,194	4,423,192
Interest on debt	1,266,511	302,976
Total interest expense	6,893,705	4,726,168
Net interest income	4,747,568	3,953,511
Provision for loan losses	657,750	136,250
Net interest income after provision for loan losses	4,089,818	3,817,261
Noninterest income:
Service charges on deposits	371,317	299,681
Investment banking income, net	2,097	162,439
Business Capital Group loan income	71,778	178,839
Bank–owned life insurance	48,333	43,518
Gain on sale of mortgage loans	276,156	-
Gain on sale of investment securities	278,378	-
Other noninterest income	153,532	32,188
Total noninterest income	1,201,591	716,665
Noninterest expense:
Salaries and employee benefits	2,542,716	2,005,151
Occupancy and equipment expense	873,977	553,131
Professional fees	344,332	369,075
Advertising	126,944	101,936
Other noninterest expense	1,044,005	517,820
Total noninterest expense	4,931,974	3,547,113
Income before provision for income taxes	359,435	986,813
Income tax provision	37,549	280,233
Net income	$321,886	$706,580

Basic earnings per share	$0.08	$0.24
Basic weighted average shares outstanding	4,151,348	2,981,325
Diluted earnings per share	$0.08	$0.23
Diluted weighted average shares outstanding	4,151,348	3,015,524

CAPITALSOUTH BANCORP AND SUBSIDIARIES
Financial Highlights
(Unaudited)

	Three Months Ended
	March 31,		Percentage Change
	2008	2007

Net interest income	$4,747,568	$3,953,511	20.1%
Provision for loan losses	657,750	136,250	382.8
Noninterest income	1,201,591	716,665	67.7
Noninterest expense	4,931,974	3,547,113	39.0
Net income before provision for income tax	359,435	986,813	-63.6
Provision for income taxes	37,549	280,233	-86.6
Net income	$321,886	$706,580	-54.4

Net income per common share
Basic	$0.08	$0.24	-66.7%
Diluted	0.08	0.23	-65.2

Weighted average common and common
equivalent shares outstanding
Basic	4,151,348	2,981,325	39.2%
Diluted	4,151,348	3,015,524	37.7

Return on average assets	0.17%	0.58%
Return on average tangible assets	0.17	0.59
Return on average equity	2.73	6.83
Return on average tangible equity	3.51	7.05

Noninterest Income
Service charges on deposits	$371,317	$299,681	23.9%
Investment banking income, net	2,097	162,439	-98.7
Business Capital Group loan income	71,778	178,839	-59.9
Gain on sale of investment securities	278,378	-	NM
Gain on sale of mortgage loans	276,156	-	NM
Other	201,865	75,706	166.6
Total noninterest income	$1,201,591	$716,665	67.7

Noninterest Expense
Salaries and employee benefits	$2,542,716	$2,005,151	26.8%
Occupancy and equipment expense	873,977	553,131	58.0
Professional fees	344,332	369,075	-6.7
Advertising	126,944	101,936	24.5
Other	1,044,005	517,820	101.6
Total noninterest expense	$4,931,974	$3,547,113	39.0

CAPITALSOUTH BANCORP AND SUBSIDIARIES
Financial Highlights
(Unaudited)

	March 31,		Percentage Change
Period End Balances:	2008	2007
Total assets	$756,662,368	$505,558,344	49.7%
Earning assets	703,650,212	480,640,232	46.4
Securities	79,751,305	78,838,468	1.2
Loans	611,255,965	384,708,273	58.9
Allowance for loan losses	8,786,908	4,467,539	96.7
Deposits	596,056,678	444,722,098	34.0
Borrowings	106,881,259	14,560,158	634.1
Stockholders' equity	46,997,219	42,032,647	11.8

Equity to assets	6.21%	8.31%
Tier 1 capital to average assets	6.82%	9.93%
Book value per common share	$11.31	$14.07	-19.6%
Tangible book value per common share	$8.78	$13.64	-35.6
Ending shares outstanding	4,153,698	2,988,136	39.0
Asset Quality Analysis
(in thousands, except percentages)
(Unaudited)

		For the Three Months Ended
		Mar 31, 2008	Dec 31, 2007	Sept 30, 2007	June 30, 2007	Mar 31, 2007
Nonaccrual loans		$ 28,406 (1)	$ 13,914 (1)	$ 6,584 (1)	$ 1,612	$ 1,838
Loans past due 90 days or more and still accruing		-	-	-	-	-
Other real estate owned and repossessions		6,694	3,516	1,512	535	566
Total nonperforming assets		35,100	17,430	8,096	2,147	2,404
Total nonperforming assets as a percentage of period-end loans and other real estate		5.68%	2.79%	1.27%	0.53%	0.62%
Allowance for loan losses		$ 8,787	$ 8,876	$ 7,211	$ 4,709	$ 4,467
Acquired allowance for loan losses		-	-	1,461	-	-
Provision for loan losses		658	2,130	1,025	225	136
Loans charged off		752	472	7	1	14
Loan recoveries		4	7	23	17	16
Net charge-offs		748	465	(16)	(16)	(2)
Allowance for loan losses as a percentage of period-end loans		1.44%	1.43%	1.15%	1.16%	1.16%
Allowance for loan losses as a percentage of period-end nonperforming loans	(1)	30.93%	63.79%	109.52%	292.12%	243.04%
Net charge-offs to average loans (annualized)		0.49%	0.29%	-0.01%	-0.02%	0.00%

Nonaccrual loans acquired in Monticello Bank acquisition, reported at net realizable value	(1)	$ 1,321	$ 3,121	$ 3,585
Other real estate owned acquired in Monticello Bank acquisition		870	879	1,000
Total nonperforming assets acquired in Monticello Bank acquisition		$ 2,191	$ 4,000	$ 4,585

(1) Nonaccrual loans acquired in the Monticello Bank acquisition, with a principal balance of $4,935,000, were written down to net realizable value of $3,585,000 in accordance with Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. Accordingly, the allowance for loan losses has no additional reserve related to these loans. These same loans had a net realizable value of $1,321,000 at March 31, 2008. Excluding the discounted nonperforming assets, the allowance for loan losses as a percentage of period-end nonperforming loans was 31.9% on March 31, 2008, and 82.2% on December 31, 2007.

GAAP Reconciliation and Management Explanation for Non-GAAP Financial Measures

The information set forth below contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “return on average tangible equity,” “return on average tangible assets,” and “tangible book value per common share.” Our management uses these non-GAAP measures in its analysis of CapitalSouth’s performance.

“Return on average tangible equity” is defined as annualized earnings for the period divided by average equity reduced by average goodwill and other intangible assets. “Return on average tangible assets” is defined as annualized earnings for the period divided by average assets reduced by average goodwill and other intangible assets. Our management includes these measures because it believes they are important when measuring CapitalSouth’s performance against entities with higher levels of goodwill and other intangibles. These measures are used by many investors as part of their analysis of the bank holding company’s performance.

“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. This measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures.

	For the Three Months Ended March 31,
	2008	2007
	(in thousands, except per share amounts)
	(Unaudited)
Book value of equity	$46,997	$42,033
Intangible assets	10,515	1,276
Book value of tangible equity	$36,482	$40,757
Average assets	$766,767	$491,125
Average intangible assets	10,544	1,275
Average tangible assets	$756,223	$489,850
Return on average assets	0.17%	0.58%
Effect of average intangible assets	0.00%	0.01%
Return on average tangible assets	0.17%	0.59%
Average equity	$47,410	$41,954
Average intangible assets	10,544	1,275
Average tangible equity	$36,866	$40,679
Return on average equity	2.73%	6.83%
Effect of average intangible assets	0.78%	0.22%
Return on average tangible equity	3.51%	7.05%
Per share:
Book value	$11.31	$14.07
Effect of intangible assets	2.53	0.43
Tangible book value	$8.78	$13.64

percentages are annualized

CAPITALSOUTH BANCORP AND SUBSIDIARIES
Average Balance Sheet and Net Interest Analysis on a Fully Tax-Equivalent Basis for the Three Months Ended March 31, 2008 and 2007

	2008			2007
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Earning assets:
Loans, net of unearned income	$624,094	$10,669	6.88%	$378,147	$7,727	8.29%
Investment securities (1)	85,557	1,010	4.75%	79,712	912	4.64%
Other earning assets	7,976	103	5.19%	9,013	121	5.44%
Total earning assets	717,627	11,782	6.60%	466,872	8,760	7.61%

Other assets	49,140			24,253
Total assets	$766,767			$491,125

Liabilities and shareholders' equity
Interest-bearing liabilities:
NOW and money market accounts	$178,239	1,345	3.04%	$149,169	1,646	4.48%
Savings deposits	4,429	9	0.82%	3,360	3	0.36%
Time deposits < $100,000	286,701	3,480	4.88%	186,613	2,375	5.16%
Time deposits > $100,000	62,862	747	4.78%	26,162	324	5.02%
State of Alabama time deposits	6,030	46	3.07%	6,030	75	5.04%
Federal funds purchased	56,441	518	3.69%	4,399	61	5.62%
FHLB advances	33,960	397	4.70%	6,000	88	5.95%
Repurchase agreements	797	3	1.51%	834	3	1.46%
Subordinated debentures and other long-term debt	23,502	349	5.97%	7,733	151	7.92%
Total interest-bearing liabilities	652,961	6,894	4.25%	390,300	4,726	4.91%

Net interest spread		$4,888	2.36%		$4,034	2.70%

Noninterest-bearing demand deposits	59,810			55,039
Accrued expenses and other liabilities	6,586			3,832
Stockholders' equity	47,027			42,434
Unrealized gain / (loss) on securities	383			(480)
Total liabilities and stockholders' equity	$766,767			$491,125

Impact of noninterest-bearing sources and other changes in balance sheet composition			0.38%			0.80%

Net interest margin			2.74%			3.50%

(1) Excludes fair market value adjustment on investment securities available-for-sale.

CAPITALSOUTH BANCORP AND SUBSIDIARIES
Nonperforming Assets
(in thousands, except percentages)
(Unaudited)

Mar 31, 2008
NONPERFORMING ASSETS
Nonaccrual loans
Residential acquisition and development	11,300
Residential construction	5,237
Single family residential real estate	2,951
Commercial construction	2,196
Commercial acquisition and development	1,892
Owner-occupied commercial real estate	1,836
Commercial	1,572
Non-owner occupied commercial real estate	1,402
Consumer	20
Total nonaccrual loans	28,406
Troubled debt restructures	-
Foreclosed properties and repossessions	6,694
Total nonperforming assets	35,100
as a % of loans, net, and foreclosed properties	5.68%

Nonperforming assets included in loans held for sale
Commercial	-
Consumer	-
Total nonperforming assets included in loans held for sale	-
Nonperforming assets included in loans and in loans held for sale	35,100
as % of loans, net, foreclosed properties and loans held for sale	5.63%

PAST DUE LOANS 90 DAYS AND OVER, AND NONACCRUAL LOANS
Loans past due 90 days or more and still accruing	-
Nonaccrual loans	28,406
Total past due 90 days and over, and nonaccrual loans	28,406
as a % of loans, net	4.65%

CAPITALSOUTH BANCORP AND SUBSIDIARIES
Allowance for Loan Losses
(in thousands, except percentages)
(Unaudited)

	For the Three Months Ended
	Mar 31, 2008	Dec 31, 2007	Sept 30, 2007	June 30, 2007	Mar 31, 2007
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	8,877	7,211	4,709	4,467	4,329
Provision for loan losses	658	2,131	1,025	225	136
CHARGE-OFF LOANS
Commercial, financial and agricultural	411	147	-	-	1
Commercial real estate, construction and mortgage	185	186	-	-	-
Total commercial	596	333	-	-	1
Real estate secured	79	133	-	1	-
Installment and other loans	77	6	7	-	13
Total consumer	156	139	7	1	13
Total charged-off	752	472	7	1	14
RECOVERIES
Commercial, financial and agricultural	-	-	10	-	2
Commercial real estate, construction and mortgage	-	-	-	-	-
Total commercial	-	-	10	-	2
Real estate secured	-	-	8	12	-
Installment and other loans	4	7	5	5	14
Total consumer	4	7	13	17	14
Total loan recoveries	4	7	23	17	16
Net charge-offs	748	465	(16)	(16)	(2)
Allowance relating to loans acquired	-	-	1,461	-	-
Allowance for loan losses-end of period	8,787	8,877	7,211	4,708	4,467

ALLOWANCE FOR LOAN LOSSES
as % of loans, net	1.44%	1.43%	1.15%	1.16%	1.16%
as % of nonaccrual loans	30.93%	63.79%	109.51%	292.12%	243.04%
as % of nonperforming assets	25.03%	50.92%	89.07%	219.33%	185.82%
NET CHARGE-OFFS AS % OF AVERAGE LOANS, NET
Commercial, financial and agricultural	0.27%	0.09%	-%	-%	-%
Commercial real estate, construction and mortgage	0.12	0.12	-	-	-
Total commercial	0.39	0.21	-	-	-
Real estate secured	0.05	0.08	-	(0.01)	-
Installment and other loans	0.05	-	(0.01)	(0.01)	-
Total consumer	0.10	0.08	(0.01)	(0.02)	-
Total as % of average loans, net	0.49%	0.29%	(0.01)%	(0.02)%	-%